Exhibit 14.3

GAUCHO GROUP HOLDINGS, INC.

COMPENSATION COMMITTEE CHARTER

Adopted by the Board of Directors on December 6, 2017, adopted as amended on March 25, 2021, and adopted on May 12, 2022

A. PURPOSE

The purpose of the Compensation Committee (the “Committee”) is to carry out the responsibilities delegated by the board of directors (the “Board”) of Gaucho Group Holdings, Inc. (the “Company”) relating to the review and determination of executive compensation.

B. MEMBERSHIP

1. Independence. The Committee shall consist of two or more directors. Each Committee member shall be an “independent director” in accordance with NASDAQ Listing Rule 5605(a)(2); provided however, that if the Committee consists of three or more independent members, one director who does not meet the requirements of Rule 5065(d)(2)(A) and is not currently an Executive Officer or employee or Family Member of an Executive Officer may be appointed to the Committee if the Board, under exceptional and limited circumstances, determines that such individual’s membership on the Committee is required by the best interests of the Company and its stockholders. If relying on this exception, the Company must disclose as required by Rule 506(d)(2)(B) the nature of the relationship and the reasons for the determination. Any member appointed under the exception may not serve longer than two years. In affirmatively determining the independence of the directors serving on the Committee, the Board considered all factors relevant to whether the director has a relationship to the Company which is material to his or her ability to be independent from management, including:

(a)	The source of compensation of the director, including any consulting, advisory or other compensatory fee paid by the Company (or any parent or subsidiary) to the director;

(b)	Whether the director receives compensation from any person or entity that would impair the director’s ability to make independent judgments about the Company’s executive compensation;

(c)	Whether the director is affiliated with the Company (or any parent), any subsidiary of the Company or any affiliate of the company’s subsidiaries, and whether the relationship places the director under the direct or indirect control of the Company or its senior management, or creates a direct relationship between the director and members of senior management, that would impair the director’s ability to make independent judgments about the Company’s executive compensation.

2. Qualifications. At least two Committee members must qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and as “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code, as amended.

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3. Appointment. Committee members shall be appointed by the Board. The Committee members shall serve for such term or terms as the Board may determine or until earlier resignation or death. The Board may remove any Committee member at any time with or without cause.

C. DUTIES AND RESPONSIBILITIES

The Committee shall have the following authority and responsibilities:

1. CEO Compensation. To annually approve and review the corporate goals and objectives applicable to the compensation of the chief executive officer (“CEO”), evaluate at least annually the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation. To review and approve, and when appropriate recommend to the Board for approval, any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO, which includes the ability to adopt, amend and terminate such agreements, arrangements or plans. The CEO cannot be present during any voting or deliberations by the Committee on his or her compensation.

2. Non-CEO Executive Officer Compensation. To review and make recommendations to the Board regarding the compensation of all other executive officers.

3. Other Compensation Plans. To review and make recommendations to the Board regarding incentive compensation plans and equity-based plans, which includes the ability to adopt, amend and terminate such plans. The Committee shall, where appropriate or required, recommend incentive compensation or equity-based plans for approval by the stockholders of the Company. The Committee shall also have the authority to administer the Company’s incentive compensation plans and equity-based plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted and the terms and conditions applicable to each award or grant, subject to the provisions of each plan.

4. Risk and Compensation. To review the Company’s incentive compensation arrangements to determine whether they encourage excess risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk.

5. Stockholder and Other Engagement. To oversee engagement with stockholders and proxy advisory firms on executive compensation matters.

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D. OUTSIDE ADVISORS

1. Retaining Outside Advisors. The Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation, and oversee the work, of the compensation consultant. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside legal counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation, and oversee the work, of its outside legal counsel and other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its compensation consultants, outside legal counsel and any other advisors. However, the Committee shall not be required to implement or act consistently with the advice or recommendations of its compensation consultant, legal counsel or other advisor to the compensation committee, and the authority granted in this Charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties under this Charter.

2. Compensation Consultant Independence. The Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K and Rule 5605(d)(3) of the NASDAQ Listing Rules.

E. STRUCTURE AND OPERATIONS

1. General. The Board shall designate a member of the Committee as the chairperson. The Committee shall meet at least four times a year at such times and places as it deems necessary to fulfill its responsibilities. The Committee shall report regularly to the Board regarding its actions and make recommendations to the Board as appropriate. The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

2. Participation in Committee Meetings. The Committee may invite such members of management to its meetings as it deems appropriate. However, the Committee shall meet regularly without such members present, and in all cases the CEO and any other such officers shall not be present at meetings in which their compensation or performance is discussed or determined.

3. Annual Review. This Committee shall review this Charter at least annually and recommend any proposed changes to the Board for approval.

4. Performance Evaluation. The Committee shall conduct an annual evaluation of the performance of its duties under this Charter and shall present the results of the evaluation to the Board. The Committee shall conduct this evaluation in such a manner as it deems appropriate.

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